Exhibit 99.1

Pediatrix Earns 68 Cents Per Share in 2003 First Quarter; Raises 2003 EPS Guidance to $3.20 to $3.26

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--May 6, 2003--Pediatrix Medical Group, Inc. (NYSE:PDX) reported strong 2003 first quarter operating results that included double-digit same-unit growth. Pediatrix has also increased 2003 earnings per share guidance following the completion of a share repurchase program during the 2003 first quarter.
    For the three months ended March 31, 2003, Pediatrix reported net patient service revenue of $126.2 million, up 17.6 percent from $107.3 million for the three months ended March 31, 2002. Revenue growth was driven largely by strong same unit growth as well as the impact of acquisitions made since the beginning of 2002.
    Earnings before interest, investment income, taxes, depreciation and amortization (EBITDA) increased by 23.4 percent to $29.2 million for the three months ended March 31, 2003, versus EBITDA of $23.7 million for the same period of 2002. EBITDA margin increased by 110 basis points, to 23.2 percent, for the 2003 first quarter, up from
22.1 percent for the comparable period of 2002.
    Pediatrix's net income for the 2003 first quarter was $17.0 million or 68 cents per share, based on 25.1 million weighted average shares outstanding. For the comparable three-month period, Pediatrix earned $13.5 million, or 51 cents per share based on 26.6 million weighted average shares outstanding. First quarter 2002 results included a $1.3 million pre-tax expense related to the settlement of a Colorado Medicaid investigation.
    Same unit revenue growth for the 2003 first quarter of 14.2 percent included neonatal intensive care unit (NICU) patient volume growth of 5.6 percent as well as contributions from several factors, principally improved contracting and reimbursement with third-party payors.
    For the three months ended March 31, 2003, the Company had a net use of cash for operations of $6.5 million largely as a result of physician bonus payments and a matching 401(k) plan contribution that had accrued during 2002, as well as regular first quarter payroll tax payments. In addition, Pediatrix used approximately $50 million of its cash to purchase 1.6 million shares of its common stock during the first quarter of 2003. The Company is currently authorized to repurchase up to an additional $50 million of its common stock.
    As a result of the 2003 first quarter share repurchase program, Pediatrix has increased earnings per share guidance for all of 2003 to $3.20 to $3.26.
    At March 31, 2003, Pediatrix had cash of $13.6 million and remains confident it will generate cash flow from operations of approximately $100 million for the year.
    "This was another solid quarter during which we continued to make progress in growing our business, and doing so more profitably," said Roger J. Medel, M.D., President and Chief Executive Officer of Pediatrix. "We continue to deliver shareholder value by operating our business more efficiently."
    During the 2003 first quarter, Pediatrix acquired a pediatric cardiology practice based in West Palm Beach, Florida. It also announced that it was awarded a contract to manage a NICU at Driscoll Children's Hospital in Corpus Christi, Texas, which has historical annual patient volume in excess of 13,000 NICU patient days. The contract will become effective June 1, 2003.

    Investor Conference Call

    Pediatrix Medical Group, Inc., will host an investor conference call to discuss the quarterly results at 11 a.m. (EST) today. During that call, members of Pediatrix's management team are expected to also provide more specific earnings guidance for 2003. The conference call Webcast may be accessed from the Company's website, http://www.pediatrix.com, or from http://www.companyboardroom.com. A telephone replay of the conference call will be available from 2 p.m. Eastern Time today through midnight Eastern Time May 13, 2003 by dialing 800-475-6701, access code 683546. The replay will also be available at http://www.pediatrix.com and at http://www.companyboardroom.com.

    About Pediatrix

    Pediatrix was founded in 1979. Its neonatal physicians provide services at more than 200 NICUs, and through Obstetrix, its perinatal physicians provide services in many markets where Pediatrix's neonatal physicians practice. Combined, Pediatrix and its affiliated professional corporations employ more than 625 physicians in 30 states and Puerto Rico. Additional information is available on the Internet: http://www.pediatrix.com.

    Matters discussed in this release may include forward-looking statements within the meaning of the securities laws. All statements, other than statements of historical facts, that address activities, events or developments that Pediatrix intends, expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on assumptions and assessments made by Pediatrix's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be relevant. Any forward-looking statement is not a guarantee of future performance and is subject to various risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statement. Such risks and uncertainties include, among others: pending and future billing and other investigations by government authorities; Pediatrix's ability to comply with laws and regulations applicable to the healthcare industry; limitations of, reductions in or retroactive adjustments to reimbursement amounts or rates by government-sponsored healthcare programs; whether physicians appropriately record the services they provide; Pediatrix's ability to find suitable acquisition candidates and to successfully integrate future or recent acquisitions; laws protecting the privacy of patient healthcare information; federal and state healthcare reform or changes in government-sponsored healthcare programs; Pediatrix's ability to successfully recruit and retain qualified physicians; malpractice and other lawsuits; the value of Pediatrix's intangible assets, such as goodwill; Pediatrix's ability to manage growth; fluctuations in quarterly results; and competition in the healthcare industry.
    Pediatrix more fully describes these and other risk factors in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission. Any forward-looking statements in this press release are made as of the date hereof based on management's current beliefs and expectations and Pediatrix has no obligation to update and revise any such statements, whether as a result of new developments, information or otherwise.



                    Pediatrix Medical Group, Inc.
                   Consolidated Statements of Income
                             (Unaudited)


                                                  Three months ended
                                                       March 31,
                                                    2003       2002
                                                 ---------- ----------
                                                 (in thousands, except
                                                  for per share data)
                                                 ---------------------

Net patient service revenue                       $126,200   $107,282
                                                 ---------- ----------
Operating expenses:
 Practice salaries and benefits                     74,616     62,534
 Practice supplies and other operating expenses      4,065      3,489
 General and administrative expenses(a)             18,301     17,572
 Depreciation and amortization                       1,650      1,465
                                                 ---------- ----------

 Total operating expenses                           98,632     85,060
                                                 ---------- ----------

Income from operations                              27,568     22,222
                                                 ---------- ----------

Investment income                                      139        153
Interest expense                                      (290)      (283)
                                                 ---------- ----------

 Income before income taxes                         27,417     22,092
Income tax provision                               (10,418)    (8,616)
                                                 ---------- ----------

Net income                                         $16,999    $13,476
                                                 ========== ==========

Per share data:
 Net income per common and common equivalent
  share (diluted)                                   $ 0.68     $ 0.51

 Weighted average shares used in computing net
  income per common and common equivalent share
  (diluted)                                         25,091     26,607


(a)General and administrative expenses for the 2002 first quarter include approximately $1.3 million in settlement expenses related to the Colorado Medicaid investigation.



                       Balance Sheet Highlights

                                               As of         As of
                                           Mar. 31, 2003   Dec. 31,
                                            (unaudited)       2002
                                           -------------  ------------
                                                 $ in thousands
Assets:
Cash and cash equivalents                       $13,628       $73,195
Accounts receivable, net                         83,411        75,356
Other current assets                             11,880        12,804
Other assets                                    489,760       487,324
                                           -------------  ------------
Total assets                                   $598,679      $648,679
                                           =============  ============

Liabilities and shareholders' equity:
Accounts payable & accrued expenses
                                               $ 54,530      $ 76,400
Total debt                                        2,438         2,489
Other liabilities                                25,373        21,792
                                           -------------  ------------
Total liabilities                                82,341       100,681
Shareholders' equity                            516,338       547,998
                                           -------------  ------------
Total liabilities and shareholders' equity
                                              $ 598,679     $ 648,679
                                           =============  ============



    CONTACT: Pediatrix Medical Group, Inc., Fort Lauderdale
             Bob Kneeley, 954/384-0175, x-5300
             bob_kneeley@pediatrix.com